Exhibit (a)

Duff & Phelps ENERGY MLP TOTAL RETURN FUND INC.

ARTICLES OF INCORPORATION

The undersigned, William Renahan, whose address is 100 Pearl Street, Hartford, Connecticut 06103, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “Duff & Phelps Energy MLP Total Return Fund Inc.”

ARTICLE II

PURPOSE AND POWER

The purposes for which the Corporation is formed are to conduct and carryon the business of a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number and Classification of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The name of the initial director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualify is George R. Aylward. The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

At any meeting of stockholders, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) may be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the

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third year following the year of their election and until their successors are duly elected and qualify.

The Corporation elects to be subject to the provisions of Section 3-804(c)(l) and (3) of the Maryland General Corporation Law relating to the filling of vacancies on the Board of Directors.

Section 4.2 Extraordinary Actions.   Except as specifically provided in Section 4.7 (relating to removal of directors) and as otherwise provided in Article VI (relating to amendments and certain transactions), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance.   The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum.   The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter, requires

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approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.6 Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the

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amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least seventy-five percent (75%) of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 4.8 Advisory Agreements.  Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of (each, an

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“Advisory Agreement”) one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE V

STOCK

Section 5.1 Authorized Shares.  The Corporation has authority to issue 100,000,000 shares of stock, all of which are shares of Common Stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $100,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or

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decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock.  Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3 Preferred Stock.  The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including preferred stock (“Preferred Stock”).

Section 5.4 Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of

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such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.5 Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

ARTICLE VI

AMENDMENTS; CERTAIN TRANSACTIONS

Section 6.1 Amendments Generally.  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Actions Requiring Supermajority Vote of Board of Directors and Stockholders.  Notwithstanding any other provision of this charter, the affirmative vote of seventy-five percent (75%) of the entire Board of Directors and the affirmative vote of the holders of seventy-five percent (75%) of the votes entitled to be cast thereon by stockholders of the Corporation shall be required to advise, approve, adopt or authorize any of the following:

(a)        a merger, consolidation or statutory share exchange of the Corporation with or into another person;

(b)        issuance or transfer by the Corporation (in one or a series of transactions in any 12 month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding issuances or transfers of debt securities of the Corporation, sales of securities of the Corporation in connection with a public offering, issuances

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of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation and portfolio transactions effected by the Corporation in the ordinary course of business;

(c)        sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business;

(d)        the voluntary liquidation or dissolution of the Corporation or charter amendment to terminate the Corporation's existence;

(e)        the conversion of the Corporation from a closed-end company to an open-end company, and any amendments necessary to effect the conversion; or

(f)         unless the 1940 Act or federal law requires a lesser vote, any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets as to which stockholder approval is required under federal or Maryland law.

However, the stockholder vote described in Section 6.2 of this Article VI shall not be required with respect to the foregoing transactions (other than those set forth in (f) above) if they are approved by a vote of seventy-five percent (75%) of the Continuing Directors (as defined below). In that case, if Maryland law requires stockholder approval, the affirmative vote of a majority of the votes entitled to be cast thereon by stockholders of the Corporation shall be required.

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Section 6.3 Actions Requiring Supermajority Vote of Board of Directors.  Notwithstanding any other provision of this charter, the affirmative vote of seventy-five percent (75%) of the entire Board of Directors shall be required to advise, approve, adopt or authorize any of the following: (a) the election and removal of officers; (b) the nomination of candidates to the Board of Directors (including the election of directors to fill vacancies on the Board of Directors resulting from the increase in size of the Board of Directors or the death, resignation or removal of a director, in which case the affirmative vote of seventy-five percent (75%) of the remaining directors in office shall be required); (c) the creation of and delegation of authority and appointment of members to committees of the Board of Directors; (d) amendments to the Bylaws; (e) charter amendments and any other action requiring stockholder approval; and (f) entering into, terminating or amending an Advisory Agreement.

Section 6.4 Definitions.  As used in this Article VI:

(a)         “Business Combination” means any of the transactions identified in Section 6.2(a), (b) or (c) in this Article VI.

(b)         “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Interested Party (as defined below) or an Affiliate (as defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since March 27, 2015, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(c)         “Interested Party” means any person, other than an investment company advised by the Corporation's initial investment adviser or any of its Affiliates, which

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enters, or proposes to enter, into a Business Combination (as defined above) with the Corporation.

(d)         “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 7.1 Limitation of Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.2 Indemnification and Advance of Expenses.  The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities

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described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 7.3 1940 Act.  The provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 7.4 Amendment or Repeal.  Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that these Articles of Incorporation are my act.

/s/ William Renahan
William Renahan, Incorporator

Dated: March 27, 2014

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